Exhibit 99(c)

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                             Entergy Louisiana, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                      June 30,
                                                   1992      1993      1994      1995       1996       1997
Fixed charges, as defined:
Total Interest                                     141,513   136,957   136,444   136,901    132,412    132,585
  Interest applicable to rentals                     9,363     8,519     8,332     9,332     10,601      8,925
                                                  ------------------------------------------------------------
Total fixed charges, as defined                    150,876   145,476   144,776   146,233    143,013    141,510

Preferred dividends, as defined (a)                 42,026    40,779    29,171    32,847     28,234     23,285
                                                  ------------------------------------------------------------

Combined fixed charges and preferred dividends,   $192,902  $186,255  $173,947  $179,080   $171,247   $164,795
as defined                                        ============================================================

Earnings as defined:

  Net Income                                      $182,989  $188,808  $213,839  $201,537   $190,762   $153,626
  Add:
    Provision for income taxes:
Total Taxes                                         87,037   110,813    63,288   117,114    118,559    104,602
    Fixed charges as above                         150,876   145,476   144,776   146,233    143,013    141,510
                                                  ------------------------------------------------------------

Total earnings, as defined                        $420,902  $445,097  $421,903  $464,884   $452,334   $399,738
                                                  ============================================================
Ratio of earnings to fixed charges, as defined        2.79      3.06      2.91      3.18       3.16       2.82
                                                  ============================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                      2.18      2.39      2.43      2.60       2.64       2.43
                                                  ============================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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